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                                             EXHIBIT (20) c

For Immediate Release
Contact:    Anne Marie Bugge
            (206) 487-7081


             ATL COMPLETES INTERSPEC ACQUISITION


BOTHELL, Washington, May 17, 1994--ATL (Advanced Technology
Laboratories, Inc.), a worldwide leader in diagnostic medical ultrasound, said today that the transaction to acquire Interspec, Inc. of Ambler, Pennsylvania is complete and is effective 11:59 P.M. EDT, Tuesday, May 17, 1994.
Interspec, a leader in the U.S. cardiology ultrasound market, will operate as a wholly owned subsidiary of ATL through an exchange of one share of Interspec stock for
0.413 of a share of ATL stock. Shareholders of both companies voted May 16, 1994 to approve the merger. As previously announced, Interspec stock (Nasdaq:ISPC) ceased trading as of the close of market on May 17, 1994.

First Chicago Trust Company of New York is mailing transmittal forms to former Interspec shareholders for the exchange of Interspec stock certificates for ATL certificates.

ATL, with headquarters in Bothell, Washington, is a worldwide leader in the development, manufacture, distribution and service of diagnostic medical ultrasound systems. ATL stock is traded on the Nasdaq National Market under the symbol ATLI.

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